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                                                          Exhibit 99.B(h)(xi)(c)

                AMENDMENT AGREEMENT #2 TO SERVICES AGREEMENT

This Amendment to the Services Agreement dated May 1, 2002 and amended on May 1, 2004 and December 18, 2006 by and between JEFFERSON PILOT LIFEAMERICA INSURANCE COMPANY, ("JPLA") and PROFUNDS, is effective April 2, 2007, regardless of when executed.

Whereas, effective April 2, 2007, JPLA will change its state of domicile from New Jersey to New York and will change its name to Lincoln Life and Annuity Company of New York;

Whereas, effective April 2, 2007 JPF Separate Account B will be renamed Lincoln Life & Annuity Flexible Premium Variable Life Account JA-B.

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as amended as follows:

   1. All references to Jefferson Pilot LifeAmerica are replaced with Lincoln Life and Annuity Company of New York.

   2. All references to New Jersey are replaced with New York.

   3. All references to JPF Separate Account B are replaced with Lincoln Life & Annuity Flexible Premium Variable Life Account JA-B.

Each of the parties has caused this Amendment to be executed in its name and on behalf of its duly authorized officer on the date specified below.

LINCOLN LIFE and ANNUITY COMPANY OF NEW YORK
(formerly JEFFERSON PILOT LIFEAMERICA
INSURANCE COMPANY)

By: __________________

Name: _______________

Date: ________________


PROFUNDS

By: ________________

Name: _____________

Date: ______________